EXHIBIT 2.1.3

           ARTICLES OF MERGER DATED MARCH 20, 2003 FOR REDOMICILE

                              ARTICLES OF MERGER
                                      OF
                           FOREIGN CORPORATION INTO
                             TRAFFIC TECHNOLOGY

     Pursuant to the provisions of Nevada Revised Statutes, as amended, the undersigned domestic and foreign corporations adopt the following articles of merger for the purpose of merging them into one of such corporations:

First: The names of the undersigned corporations and the jurisdiction under whose laws each of the corporation is organized are:

          Traffic Technology, Inc. - Nevada
          Traffic Technology, Inc. - Arizona

Second: The laws of the jurisdiction under which such foreign corporation is organized permits such a merger.
Third: The name of the surviving corporation is Traffic Technology, Inc., and it is to be governed by the laws of the State of Nevada.
Fourth: A plan of merger has been adopted by each constituent corporation.

Fifth: The Agreement and Plan of Merger was also approved the Board of Directors, as well as 86,932,630 shares out of a total of 97,527,750 entitled to vote by (no shares voted against the merger) and therefore has been adopted by more than 50% of the outstanding shareholders in the manner prescribed by the Nevada and Arizona Revised Statutes, and such vote was sufficient for approval.

Sixth: Each outstanding share of Traffic Technology, Inc. (Arizona) shall be transferable into one share of Traffic Technology, Inc. (Nevada).

Dated: March 20, 2003

Traffic Technology, Inc. (Nevada)         Traffic Technology, Inc. (Arizona)

By:                                       By:
Edward H. Deese, President                Edward H. Deese, President

Traffic Technology, Inc. (Nevada)         Traffic Technology, Inc. (Arizona)
By:                                       By:
James DeOlden, Secretary                  James DeOlden, Secretary